Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 9, 2026 (except for Note 1, subsection Stock Split, as to which the date is July 7, 2026), with respect to the consolidated financial statements of Standard Nuclear, Inc. contained in the Registration Statement on Form S-1 (File No. 333-296922) filed on July 15, 2026, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

July 15, 2026